                                                                 EXHIBIT (d)(2)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                    GUARANTEED MINIMUM DEATH BENEFIT RIDER
           (FOR POLICIES PROVIDING JOINT AND LAST SURVIVOR COVERAGE)

This rider has been issued as a part of the policy to which it is attached.

Continuation Guarantee (CG). This rider provides a CG designed to continue Your insurance coverage within defined limits. This benefit is provided by using a Continuation Guarantee Account. While the CG is in effect, the policy will not enter the Grace Period if there is not enough Cash Surrender Value to cover current Monthly Deductions. Even if the policy's Cash Surrender Value is zero, the CG will remain in effect as long as the value of the Continuation Guarantee Account is greater than zero.

Continuation Guarantee Account (CG Account). The CG Account creates an alternate value that is not used in determining actual policy values. It does not provide additional policy value or Death Benefit Proceeds. It is simply a reference value used to determine whether or not the CG is in effect.

The CG Account value is calculated in the same manner as the actual policy value. We determine the CG Account value, however, by using different charges and interest rates. Except as stated in the Policy Changes provision, the table of CG cost of insurance rates, CG interest rates, and all other CG charges used in this alternate value calculation are guaranteed not to change.

Continuation Guarantee Specified Amount (CG Specified Amount). The CG Specified Amount is used only to determine the CG Account value. The CG will have an initial CG Specified Amount. Such initial CG Specified Amount is the same as the Initial Specified Amount for the policy. Changes to the policy Specified Amount will be applied to the CG Specified Amount.

Rider Charge. The charge for this rider will be deducted monthly from the Accumulation Value of the policy but will not be deducted from the CG Account value. The charge will be calculated on each Monthly Deduction Day based on the policy's Net Amount at Risk. The monthly rate per $1,000 for this rider will be added to the per $1,000 cost of insurance rate for the base policy. The monthly rates per $1,000 for the rider will not exceed the guaranteed cost of insurance rates per $1,000 for the base policy. We may use a monthly rate for this rider that is lower than the guaranteed rate.

Charges Deducted from the Continuation Guarantee Account Value. The following charges are not deducted from the Accumulation Value of the policy. They are deducted from the CG Account value and are only used to determine whether or not the CG is in effect.

   Continuation Guarantee Premium Expense Charge. The CG Premium Expense Charge for the CG Account is calculated by multiplying the premium paid by the CG Premium Expense Charge Percentage. The percentage is shown on the Policy Schedule and cannot be changed.

   Continuation Guarantee Monthly Administration Fee. The CG Monthly Administration Fee is shown on the Policy Schedule. This fee will be deducted monthly.

 07411JT                               1

   Continuation Guarantee Monthly Expense Charge. The CG Monthly Expense Charge will be deducted from the CG Account value. Such charge applies to the initial CG Specified Amount and to any increase in the policy's Specified Amount. The CG Monthly Expense Charge for the initial CG Specified Amount is shown on the Policy Schedule. The duration of the charge for the initial CG Specified Amount and any increase in the policy's Specified Amount is also shown on the Policy Schedule. The CG Monthly Expense Charge for any increase in the policy's Specified Amount will be provided in an endorsement to the policy. Any decrease in the policy's Specified Amount will not change the CG Monthly Expense Charge then in effect.

   Continuation Guarantee Cost of Insurance. The CG cost of insurance charge will be deducted monthly from the CG Account value. The CG cost of insurance is determined on the Monthly Deduction Day by multiplying the CG Net Amount at Risk by the CG cost of insurance rate per $1,000 as shown in the table on page 5 of this rider and dividing the result by 1,000.

Net Premium. The term Net Premium as used in this rider means "The premium paid less the CG Premium Expense Charge" except as follows: No CG Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company. (We refer to this as an internal rollover).

Calculating the Continuation Guarantee Account Value. On each Monthly Deduction Day after the Date of Issue, We will determine the CG Account value as follows:

     1.  We will take the CG Account value as of the last Monthly Deduction Day;

     2.  Add the interest earned on such account for the month;

     3.  Add interest credited to amounts equal to policy loans;

     4.  Add loan repayments;

     5. Add all Net Premiums credited to the CG Account since the last Monthly Deduction Day;

     6.  Subtract all policy loans;

     7. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

     8. Subtract the CG Account Monthly Deduction for the policy month following the Monthly Deduction Day.

Premiums received within the 28 day period following a Monthly Deduction Day will be credited to the CG Account as if the premium were received on the Monthly Deduction Day.

Continuation Guarantee Account - Monthly Deductions. Each Monthly Deduction includes;

     1.  The cost of insurance for the CG; and

     2. The cost of insurance for benefits provided by riders (excluding this rider); and

     3.  The CG Monthly Administration Fee; and

     4.  The CG Monthly Expense Charge, if any.

Continuation Guarantee Death Benefit Amount. The CG Death Benefit Amount described below is used only to determine the CG Account value.

If You selected Option 1, the CG Death Benefit Amount will be the greater of:

 07411JT                               2

     1.  The CG Specified Amount on the date of the second death; or

     2. The CG Account value plus policy loans on the date of the second death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

If You selected Option 2, the CG Death Benefit Amount will be the greater of:

     1. The CG Specified Amount plus the greater of : (1) zero; and (2) the sum of the CG Account value and policy loans on the date of the second death; or

     2. The CG Account value plus policy loans on the date of the second death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

Continuation Guarantee Net Amount at Risk. The CG Net Amount at Risk equals the CG Death Benefit Amount less the greater of:

     1.  Zero; or

     2.  The sum of the CG Account value and policy loans:

         a.  Before the cost of insurance deduction is taken; and

         b. After the applicable rider charges, the CG Monthly Expense Charge, if any, and the CG Monthly Administration Fee deductions are taken.

Continuation Guarantee Interest Rate. The CG Interest Rate for the CG Account is shown on the Policy Schedule. Interest will begin to accumulate as of the date the Net Premium is credited.

Partial Surrenders. The gross amount of any partial surrender will be deducted from the CG Account.

Policy Changes. The CG charges and the CG Interest Rate shown on the Policy Schedule page for the CG may change in the event of an increase in the CG Specified Amount, a Death Benefit Option change or a change in Premium Class. We will send notice to Your last known address of any such changes in these Policy Schedule pages. A decrease in the policy's Specified Amount will be subject to any applicable Surrender Charges on a pro-rata basis. The CG Account will also be reduced by such Surrender Charge. A decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

Continuation Guarantee Account - Policy Loans. When a policy loan is made, the amount of the loan will be deducted from the CG Account. Interest credited to amounts equal to policy loans and loan repayments will be applied to the CG Account.

Automatic Adjustment. On each policy anniversary after the second policy year the CG Account value will be adjusted if the CG Account value on a policy anniversary is less than the sum of:

     1.  The Separate Account Factor multiplied by the separate account value ;
         and

     2. The General Account Factor multiplied by the general account value not offset by a loan.

The CG Account value after the adjustment will be equal to the sum of:

 07411JT                               3

     1. The Separate Account Factor multiplied by the separate account value at the time of the adjustment; and

     2. The General Account Factor multiplied by the general account value not offset by a loan at the time of the adjustment.

The two factors are shown on the Policy Schedule. They are guaranteed and will not change.

Restricted Funds. Certain funds are identified on the Policy Schedule as "Restricted Funds". We will limit the total amount of Accumulation Value less policy loans that may be invested in Restricted Funds to the percentage shown on the Policy Schedule. We do so by requiring You to establish and maintain premium allocation instructions that adhere to such requirement. You also must maintain Automatic Rebalancing.

We reserve the right to modify the list of Restricted Funds if:

     1. A new fund is added to the policy and made available as an investment option;

     2. An existing fund is removed from the policy and is no longer available as an investment option; or

     3.  The investment objective of an existing fund changes.

Reinstatement. If the policy lapses this rider may not be reinstated.

Termination. This rider will terminate if:

     1.  The Owner elects to terminate this rider;

     2.  The policy terminates or matures;

     3.  Automatic Rebalancing has been discontinued; or

     4. Automatic Rebalancing percentages are changed allowing for more than the percentage shown on the Policy Schedule of the policy's total Accumulation Value less policy loans to be invested in Restricted Funds.

Policy Provisions Applicable. This rider is subject to all the conditions and provisions of the policy to which it is attached, except as provided herein.

Consideration. The consideration for this rider is the application for the policy and this rider, payment of the first premium and deduction of the initial charge for this rider from the Accumulation Value of the policy.

The effective date of this rider is the Date of Issue of the policy.


                                                  MATTHEW E. WINTER
                                                  ------------------------------
                                                  MATTHEW E. WINTER
                                                  President

 07411JT                               4

        TABLE OF MONTHLY CONTINUATION GUARANTEE COST OF INSURANCE RATES
            PER $1,000 OF CONTINUATION GUARANTEE NET AMOUNT AT RISK

     POLICY                                POLICY
      YEAR               RATE               YEAR               RATE
     ------        -----------------  -----------------  -----------------
        1                    0.00006                 44            0.69866
        2                    0.00019                 45            0.85318
        3                    0.00032                 46            1.02606
        4                    0.00046                 47            1.21711
        5                    0.00060                 48            1.42585
        6                    0.00076                 49            1.65142
        7                    0.00092                 50            1.89280
        8                    0.00108                 51            2.14864
        9                    0.00125                 52            2.57729
       10                    0.00143                 53            3.04135
       11                    0.00162                 54            3.53819
       12                    0.00209                 55            4.06438
       13                    0.00265                 56            4.61609
       14                    0.00332                 57            5.18922
       15                    0.00410                 58            5.77969
       16                    0.00501                 59            6.38360
       17                    0.00606                 60            6.99727
       18                    0.00726                 61            7.61741
       19                    0.00862                 62            8.01087
       20                    0.01015                 63            8.39273
       21                    0.01186                 64            8.76369
       22                    0.01454                 65            9.12456
       23                    0.01762                 66            9.47602
       24                    0.02114                 67            9.81860
       25                    0.02513                 68           10.15297
       26                    0.02961                 69           10.47965
       27                    0.03461                 70           10.79929
       28                    0.04016                 71           11.11238
       29                    0.04628                 72           11.50667
       30                    0.05298                 73           11.82867
       31                    0.06029                 74           12.09084
       32                    0.07558                 75           12.30376
       33                    0.09319                 76           13.03226
       34                    0.11337                 77           13.06063
       35                    0.13632                 78           13.08350
       36                    0.16222                 79           13.10180
       37                    0.19120                 80           13.11630
       38                    0.22340                 81           13.12764
       39                    0.25890                 82           13.13633
       40                    0.29773                 83           13.14281
       41                    0.33993                 84           13.14746
       42                    0.44304                 85           13.15057
       43                    0.56221                 86           13.15240

The rates shown above represent the monthly CG cost of insurance for each $1,000 of CG Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the CG monthly cost will be calculated as shown on the policy schedule.

 07411JT                               5